Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Glimcher Realty Trust
Columbus, Ohio
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-172462, 333-177801, and 333-188534), Form S-11 (No. 33-69740) and Form S-8 (No. 333-84537, 333-143237, and 333-181319) of Glimcher Realty Trust of our report dated September 20, 2013, relating to the Statement of Revenues and Certain Expenses of Glimcher Westshore, LLC, for the year ended December 31, 2012, which appears in this Current Report on Form 8-K of Glimcher Realty Trust dated September 20, 2013.

/s/ BDO USA, LLP

September 20, 2013